RADIO ONE, INC.
5900 Princess Garden Parkway
Lanham, MD 20706

November 12, 2010

To:
Those holders of Radio One, Inc.’s (the “Company”):  (i) 8 7/8% Senior Subordinated Notes due 2011 and/or (ii) 6 3/8% Senior Subordinated Notes due 2013, that are parties to the Support Agreement (as defined below)

Re:	Request for Approval to Amend an Offer Condition

Reference is made to that Support Agreement, dated November 5, 2010, by and among the Company and those holders of the Company’s  8 7/8% Senior Subordinated Notes due 2011 (the “2011 Notes”) and/or 6 3/8% Senior Subordinated Notes due 2013 (the “2013 Notes” and together with the 2011 Notes, the “Existing Notes”), that are indentified on the signature pages thereto (the “Support Agreement”), pursuant to which, among other things, subject to the terms and conditions set forth therein, each Existing Noteholder (as defined therein) agreed with the Company to participate in the Amended Offers as described in the Amended Offering Memorandum. Capitalized terms used, but not defined, in this letter agreement (the “Consent Letter”) have the meaning given to such terms in the Support Agreement.

Section 2.01(c) of the Support Agreement provides that the conditions to the effectiveness of the Amended Exchange Offer shall be as set forth in the Amended Offering Memorandum (in the form attached thereto) under the heading “The Amended Exchange Offer and Consent Solicitation—Conditions to the Amended Exchange Offer and Consent Solicitation.”   In addition, Section 2.01(d)(i) provides that the Company may not without the consent of the Requisite Noteholders, amend, modify or waive (A) any of the Offer Conditions, (B) the Proposed Amendments, (C) the Minimum Tender Condition or reduce the amount of Existing Notes subject to the Amended Offers or (D) any of the defined terms contained in the Amended Offering Memorandum which are also used in the Support Agreement to the extent such amendment, modification or waiver would alter the meaning of such defined term as used therein.  The term “Requisite Noteholders” is defined in the Support Agreement to mean, on any date of determination, Existing Noteholders holding in the aggregate a majority of the aggregate principal amount of Existing Notes held by all Existing Noteholders on such date.

The Amended Offering Memorandum provides that the Amended Exchange Offer is conditioned on, among other things: (i) a minimum of 95% of the combined aggregate principal amount outstanding of the 2011 Notes and the 2013 Notes being validly tendered and (ii) a minimum of 95% in aggregate principal amount of the 2011 Notes being validly tendered.  The Company desires to amend the terms of the Amended Exchange Offer to reduce the minumim principal amount of the 2011 Notes required to be tendered in the Amended Exchange Offer to 90% in the aggregate principal amount.   As a result, the Amended Exchange Offer would thereafter be conditioned on, among other things:  (i) a minimum of 95% of the combined aggregate principal amount outstanding of the 2011 Notes and the 2013 Notes being validly tendered and (ii) a minimum of 90% in aggregate principal amount of the 2011 Notes being validly tendered.  Except with respect to the foregoing, the terms and conditions of the Amended Exchange Offer will remain the same as set forth in the Amended Offering Memorandum.

Please indicate your consent to the foregoing change to the Offer Conditions and the Minimum Tender Condition as set forth in the Amended Offering Memorandum by signing in the appropriate space below.

Governing Law, Etc.

Each of the parties hereto confirm and acknowledge that the Support Agreement as amended and supplemented by this Consent Letter remains in full force and effect.  This Consent Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Company and the Requisite Noteholders.  This Consent Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Consent Letter by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Consent Letter.  This Consent Letter together with the Support Agreement (including the exhibits and annexes thereto and the related letter agreement of the same date) are the only agreements that have been entered into among the parties hereto with respect to the Amended Offers and set forth the entire understanding of the parties hereto with respect thereto.  This Consent Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons.  This Consent Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Please indicate your acceptance of the terms hereof by signing in the appropriate space below.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned parties have executed this Consent Letter as of the date first written above.

RADIO ONE, INC.

Name:      Peter Thompson
Title:    Vice President and Chief Financial Officer

Oaktree Capital Management, L.P., on behalf of the funds and/or accounts that it manages and/or advises

By:_______________________________

Name:_____________________________
Its:_______________________________

By:_______________________________

Name:____________________________
Its:_______________________________

Address: Oaktree Capital Management, L.P. 333 S. Grand Avenue, 28th Floor Los Angeles, CA 90071 Phone: (213) 830-6217 Fax: (213) 830-6291

[Consent Letter]

Capital Research and Management Company, for and on behalf of certain funds it manages By: Name:_____________________________ Its:________________________________
Address: Capital Research and Management Company 11100 Santa Monica Blvd., 18th floor Los Angeles, CA 90025 Phone: (310) 996-6183 or (213) 486-9652 Fax: (310) 996-6592 or (213) 615-0430

[Consent Letter]

New York Life Investment Management LLC, as investment manager for certain managed funds and accounts By: Name:_____________________________ Its:_______________________________
Address: New York Life Investment Management LLC Office of General Counsel – 10th Floor 51 Madison Avenue New York, NY 10010 Phone: (212) 576-8079 Fax: (212) 576-8340

[Consent Letter]

UBS Securities LLC By: Name:_____________________________ Its:_______________________________
Address: UBS Securities LLC 677 Washington Boulevard Stamford, CT 06901-3707 Phone: (203) 719-1425 Fax: (203) 719-3402

[Consent Letter]